Exhibit 99.1

Shutterfly, Inc. Elects Elizabeth Sartain and Tayloe Stansbury to Board of Directors

REDWOOD CITY, California (December 7, 2016) – Shutterfly, Inc. (NASDAQ:SFLY), the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands, today announced that it has elected two new independent directors, Elizabeth (Libby) Sartain and H. Tayloe Stansbury, to its board of directors, effective December 7, 2016.

Ms. Sartain is an executive and advisor with more than 30 years of experience as a senior human resources leader. Her diverse industry exposure includes technology, media, consumer products, professional services, and manufacturing.

Mr. Stansbury is a technology leader with more than 30 years of experience building scalable technology platforms and organizations across a number of leading companies.

“I’m delighted to welcome both Libby and Tayloe to the Shutterfly board of directors, both of whom are widely admired experts in their respective fields,” said Christopher North, president and chief executive officer of Shutterfly. “Libby brings experience in putting people strategy at the heart of a company’s overall business goals, driving success through every aspect of human resources. Tayloe brings experience in building great technology teams, scaling complex technology platforms, and migrating to and managing a service-oriented architecture. Libby and Tayloe’s unique skills will help support the next phase of Shutterfly’s growth.”

Libby Sartain is currently the vice chairman of the board of AARP and holds board seats at Manpower Group and the SHRM Foundation. She is also a senior fellow of human capital at The Conference Board and a trustee at the National Academy of Human Resources Foundation. Ms. Sartain has served as chief people officer at Yahoo Inc., where she led the company’s global human resources operations. Prior to Yahoo Inc., Ms. Sartain was the vice president of people at Southwest Airlines where she led all human resources functions. Ms. Sartain earned a Bachelors of Business Administration degree from Southern Methodist University and an MBA from University of North Texas.

Since 2009, Tayloe Stansbury has worked at Intuit, where he is executive vice president and chief technology officer, with responsibility for all product engineering and information technology. He previously served as chief information officer at VMware; as executive vice president of products and operations at Ariba; in leadership roles at Calico Commerce, Xerox, and Borland International; and in engineering and research roles at Sun Microsystems and Xerox PARC. Mr. Stansbury serves on the boards of Coupa Software and Harvey Mudd College. Mr. Stansbury graduated with honors in applied mathematics from Harvard University.

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About Shutterfly, Inc.

Shutterfly, Inc. is the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly®, where your photos come to life in photo books, cards and gifts; Tiny Prints®, premium cards and stationery for all life’s occasions; Wedding Paper Divas®, wedding invitations and stationery for every step of the planning process; MyPublisher®, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; BorrowLenses®, the premier online marketplace for photographic and video equipment rentals; and GrooveBook™, an iPhone and Android app and subscription service that prints up to 100 mobile phone photos in a GrooveBook and mails it to customers every month. For more information about Shutterfly, Inc. (SFLY), visit www.shutterflyinc.com.

Investors

Shawn Tabak, (650) 610-6026

stabak@shutterfly.com

Media

Gretchen Sloan, (650) 610-5276

gsloan@shutterfly.com